Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related prospectus of Jumia Technologies AG for the registration of American Depositary Shares and to the incorporation by reference therein of our report dated March 28, 2024 (except for the effects of the change in accounting policy disclosed in Note 23, as to which the date is March 7, 2025), with respect to the consolidated financial statements of Jumia Technologies AG for the year ended December 31, 2023, included in its Annual Report (Form 20-F) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young S.A.

Luxembourg, Grand Duchy of Luxembourg

August 28, 2026